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                                                                      Exhibit 21


                           Subsidiaries of Registrant


        The registrant owns 100% of the issued and outstanding Capital Stock of Cotter Real Estate Agency, Inc., Cotter Acceptance Co., Inc., Cotter Insurance Agency, Inc., Cotter Trucking, Inc., and General Paint and Manufacturing Co., all Illinois corporations, and indirectly through Cotter Acceptance, Co., 100% of the issued and outstanding Capital Stock of Warner True Value Hardware, Inc., a Minnesota corporation. The accounts of these subsidiaries have been consolidated with the registrant's at December 30, 1995, and December 31, 1994.

        In January 1992, the registrant formed a Canadian subsidiary, Cotter Canada Hardware & Variety Company, Inc., owning 100% of the issued and outstanding Capital Stock. Indirectly, through this subsidiary, the registrant owns 100% of the issued and outstanding voting Preferred Stock of the newly formed Canadian cooperative, Cotter Canada Hardware and Variety Cooperative, Inc.